EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-18943) and on Form S-8 (No. 33-33369) of Royal Gold, Inc. of our report dated September 10, 2004, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Denver, Colorado
September 10, 2004